Exhibit 4.1

                 FORM OF FIRST SUPPLEMENTAL INDENTURE AND WAIVER
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This First Supplemental Indenture and Waiver, dated as of September 13, 2005
(this "First Supplemental Indenture and Waiver"), among Fedders Corporation, Fedders North America, Inc. (together with its successors and assigns, the "Company"), the Guarantors named in the Indenture (the "Guarantors") and U.S. Bank National Association, as Trustee under the Indenture referred to below.

                              W I T N E S S E T H:

         WHEREAS, the Company, the Guarantors, including Fedders Corporation, and the Trustee have duly executed and delivered an Indenture, dated as of March 8, 2004 (as amended, supplemented, waived or otherwise modified, the "Indenture"), providing for the issuance of an aggregate principal amount of $155,000,000 of 9.875% Senior Notes due 2014 of the Company (the "Securities");

         WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Securities, and when authorized by a resolution of the Board of Directors and the boards of directors of the Guarantors, the Company, Fedders Corporation, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of waiving, amending or supplementing the Indenture or the Securities.

         WHEREAS, the Company has received the written consent from Holders (as defined in the Indenture) of a majority in aggregate principal amount of the outstanding Securities to certain waivers of and amendments to the Indenture upon the terms and subject to the conditions set forth in the consent form provided to such holders;

         WHEREAS, the Board of Directors (as defined in the Indenture) has by resolution dated September 9, 2005 authorized the execution and delivery of this First Supplemental Indenture and Waiver dated September 13, 2005;

         WHEREAS, the boards of directors of the Guarantors, including Fedders Corporation, have by resolution dated September 9, 2005 each authorized the execution and delivery of this First Supplemental Indenture and Waiver dated September 13, 2005; and

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Fedders Corporation, the Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

                                   ARTICLE I

                                   DEFINITIONS
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         SECTION 1.1 Defined Terms. As used in this First Supplemental Indenture and Waiver, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words "herein," "hereof" and "hereby" and other words of similar import used in this First Supplemental Indenture and Waiver refer to this First Supplemental Indenture and Waiver as a whole and not to any particular section hereof.

                                   ARTICLE II

                                   AMENDMENTS
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         SECTION 2.1 Amendments to the Definitions in the Indenture and the
Securities.

                  (a) Section 1.01 of the Indenture is hereby amended by inserting the following terms:

                           (i) "Fedders Corporation Board of Directors" means the board of directors of Fedders Corporation or any authorized committee of such board of directors.

                           (ii) "Pant Nagar Facility" means the manufacturing facility proposed to be built by Universal Comfort Products Private, Ltd in Pant Nagar, Uttaranchal State, India.

                           (iii) "Quarterly Conference Call" means quarterly earnings conference calls with the Holders to update the Holders on the performance of Fedders Corporation and the Company, which conference calls shall commence for the quarterly period ended September 30, 2005 and include a question and answer period.

                  (b) Section 1.01 of the Indenture is hereby amended by amending and restating the terms set forth below in their entirety as follows:

                           (i) "Affiliate" means any of the following: (i) any Person directly or indirectly controlling or controlled by or under direct or indirect common control with Fedders Corporation or the Company; (ii) any spouse, immediate family member or other relative who has the same principal residence as any Person described in clause (i) above; (iii) any trust in which any such Person described in clause (i) or (ii) above has a beneficial interest; and (iv) any corporation or other organization of which any such Person described above collectively owns 10% or more of the equity of such entity.

                           (ii) "Asset Sale" means the sale, lease, conveyance or other disposition by Fedders Corporation, the Company or a Restricted Subsidiary or any Non-FNA Subsidiary, in a single transaction or in a series of related transactions, including any disposition by means of a merger, consolidation or similar transaction of (1) any share of Capital Stock of a Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Fedders Corporation, the Company or a Restricted Subsidiary, or a Non-FNA Subsidiary, as the case may be);
         (2) all or substantially all the assets of any division or line of business of Fedders Corporation, the Company or any Restricted Subsidiary, or a Non-FNA Subsidiary, as the case may be; (3) any other assets of Fedders Corporation, the Company or any Restricted Subsidiary, or a Non-FNA Subsidiary, as the case may be, outside the ordinary course of business of such Person; provided that Asset Sales will not include such sales, leases, conveyances or dispositions in connection with (i) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; (ii) the sale of inventory in the ordinary course of business; (iii) a sale-leaseback of assets within one year following the acquisition of such assets; (iv) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property; (v) a transfer of assets by Fedders Corporation, the Company or a Restricted Subsidiary to Fedders Corporation, the Company or a Restricted Subsidiary; (vi) the designation of a Restricted Subsidiary as a Non-Restricted Subsidiary pursuant to
         Section 4.16; (vii) the sale, lease, conveyance or other disposition of all or substantially all of the assets of Fedders Corporation or the Company as permitted under Section 5.01; (viii) the sale or disposition of obsolete equipment or other obsolete assets; (ix) Restricted Payments permitted by Section 4.06; (x) the exchange of assets for other non-cash assets that (a) are useful in the business of Fedders Corporation and its Subsidiaries and (b) have a fair market value at least equal to the fair market value of the assets being exchanged (as determined in good faith by the Fedders Corporation Board of Directors or the board of directors of the Subsidiary of Fedders Corporation which owns such assets); or (xi) a transfer of assets by a Non-FNA Subsidiary (other than any Restricted Subsidiaries) to a Non-FNA Subsidiary (other than any Restricted Subsidiaries).

                           (iii) "Change of Control" means the occurrence of any of the following: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company or of Fedders Corporation; or (ii) the Company or Fedders Corporation consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company or Fedders Corporation, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or of Fedders Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of the Company or of Fedders Corporation is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (B) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; or (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors or the Fedders Corporation Board of Directors (together with any new directors whose election by the Fedders Corporation's Board of Directors or the Board of Directors, as the case may be, or whose nomination for election by the stockholders of Fedders Corporation or the Company, as the case may be, was approved by a vote of a majority of the directors then still in office who are entitled to vote to elect such new director and were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors or the Fedders Corporation Board of Directors then in office.

                           (iv) "Consolidated Interest Expense" means, for any given period and Person, the aggregate of (i) the interest expense in respect of all Indebtedness of such Person and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of capital lease obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense) and (ii) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of Preferred Stock of such Person and the Restricted Subsidiaries payable to a party other than Fedders Corporation or a wholly owned Subsidiary of Fedders Corporation, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP; provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis.

                           (v) "Consolidated Net Income" means, for any given period and Person, the aggregate of the Net Income of such Person, and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;
         (ii) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person; (iii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; (iv) the cumulative effect of a change in accounting principles shall be excluded; (v) income or loss attributable to discontinued operations shall be excluded; (vi) all other extraordinary, unusual or nonrecurring gains or losses shall be excluded; (vii) non-cash gains and losses from foreign currency translation shall be excluded; (viii) any write down or write off of intangible assets pursuant to the operation of SFAS 142 shall be excluded; (ix) intentionally omitted; and (x) any expenses or charges related to the offering of the Securities, including the writeoff of deferred financing costs, the payment of redemption or other premiums and any other loss on the early extinguishment of Indebtedness shall be excluded; provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

                           (vi) Intentionally Omitted.

                           (vii) "Foreign Subsidiary" means any Restricted Subsidiary of the Company or any Subsidiary of Fedders Corporation that is not organized under the laws of the United States of America of any State thereof or the District of Columbia.

                           (viii) "Investment" means any capital contribution to, or other debt or equity investment in, any Person. For the purposes of Section 4.06, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by Fedders Corporation, the Company or any of the Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received by Fedders Corporation, the Company or any Restricted Subsidiary in respect of such Investment to the extent not included in Consolidated Net Income.

                           (ix) "Other Permitted Indebtedness" means (i) Indebtedness of Fedders Corporation, the Company and the Restricted Subsidiaries existing as of the Issue Date and all related Obligations as in effect on such date; (ii) Indebtedness of Fedders Corporation, the Company and the Restricted Subsidiaries in respect of bankers acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect of reimbursement-type obligations regarding workers' compensation claims;
         (iii) Refinancing Indebtedness; provided that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith, (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded and (C) a Restricted Subsidiary that is not a Subsidiary Guarantor may not refinance Indebtedness of Fedders Corporation, the Company or of any Subsidiary Guarantor; (iv) intercompany Indebtedness of and among Fedders Corporation, the Company and the Restricted Subsidiaries (excluding guarantees by Restricted Subsidiaries of Indebtedness of Fedders Corporation or the Company not issued in compliance with Section 4.19);
         (v) Indebtedness of any Non-Restricted Subsidiary created after the Issue Date; provided that such Indebtedness is nonrecourse to Fedders Corporation, the Company and the Restricted Subsidiaries and Fedders Corporation, the Company and the Restricted Subsidiaries have no Obligations with respect to such Indebtedness; (vi) Indebtedness of Fedders Corporation, the Company and the Restricted Subsidiaries under Hedging Obligations; (vii) Indebtedness of Fedders Corporation, the Company and the Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business; (viii) guarantees by a Restricted Subsidiary of Indebtedness of Fedders Corporation or the Company if the Indebtedness so guaranteed is permitted under this Indenture and the Securities are guaranteed by such Restricted Subsidiary to the extent required by Section 4.19; (ix) Indebtedness of Fedders Corporation, the Company and the Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business; (x) intentionally omitted; (xi) the Existing Notes (but no Refinancing Indebtedness in respect thereof); or (xii) guarantees by Fedders Corporation of not more than $4,000,000 principal amount of Indebtedness to be incurred by Universal Comfort Products Private, Ltd for the purpose of financing the construction of the Pant Nagar Facility.

                           (x) "Permitted Liens" means with respect to Fedders Corporation, the Company and its Restricted Subsidiaries, (i) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iii) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred on deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Fedders Corporation, the Company or any of the Restricted Subsidiaries incurred in the ordinary course of business;
         (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (vii) judgment and attachment Liens not giving rise to an Event of Default; (viii) leases or subleases granted to others not interfering in any material respect with the business of Fedders Corporation, the Company or any of the Restricted Subsidiaries;
         (ix) Liens securing Indebtedness under Hedging Obligations; (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; (xi) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Fedders Corporation, the Company or the Restricted Subsidiaries in the ordinary course of business; (xii) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xiii) Liens existing on the Issue Date and any extensions, refinancings, renewals, replacements, substitutions or refundings thereof; (xiv) any Lien granted to the Trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for the Existing Notes or any Senior Indebtedness permitted by the terms of this Indenture; (xv) Liens securing Indebtedness of Fedders Corporation, the Company or a Subsidiary Guarantor if such Indebtedness is permitted to be incurred pursuant to Section 4.04(b)(i); (xvi) Liens securing Indebtedness of Fedders Corporation, the Company and the Restricted Subsidiaries in connection with capital leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar financing transactions, which Indebtedness is permitted under Section 4.04 or 4.18; (xvii) Liens on property existing at the time of acquisition thereof by Fedders Corporation, the Company or a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition; (xviii) Liens securing Senior Indebtedness of Fedders Corporation, the Company or a Restricted Subsidiary; provided, however, that the aggregate amount of Senior Indebtedness secured by a Lien pursuant to this clause (xviii) shall not exceed $25.0 million outstanding at any time; provided further, however, that Liens outstanding pursuant to any other clause of this definition shall not be counted for purposes of this calculation if not outstanding pursuant to this clause (xviii); and (xix) additional Liens at any one time outstanding in respect of properties or assets where aggregate fair market value does not exceed $2,000,000 (the fair market value to be determined on the date such Lien is granted on such properties or assets).

                           (xi) "Refinancing Indebtedness" means Indebtedness of Fedders Corporation, the Company and the Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute for or refund the Securities or Indebtedness contemplated by clause (i) of the definition of Other Permitted Indebtedness or any Indebtedness issued to so extend, refinance, renew, replace, substitute for or refund such Indebtedness.

                           (xii) "Restricted Investments" means any Investment in any Person; provided that Restricted Investments will not include:
         (i) Investments in marketable securities and other negotiable instruments permitted by this Indenture; (ii) Investments in Fedders Corporation or the Company; (iii) Investments in any Restricted Subsidiary or in a Person that becomes a Restricted Subsidiary as a result of such investment (provided that any Investment in a Restricted Subsidiary or in a Person that becomes a Restricted Subsidiary is made for fair market value as determined by the Board of Directors in good faith)); (iv) Investments which existed on the Issue Date; (v) Investments in joint ventures not to exceed in aggregate $5 million outstanding at any time; (vi) Receivables owing to Fedders Corporation, the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Fedders Corporation, the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (vii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (viii) loans or advances to employees made in the ordinary course of business consistent with past practices of Fedders Corporation, the Company or such Restricted Subsidiary; (ix) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Fedders Corporation, the Company or any Restricted Subsidiary or in satisfaction of judgments; (x) Investments acquired by Fedders Corporation, the Company or any of its Restricted Subsidiaries (A) in exchange for any Investment or accounts receivable held by Fedders Corporation, the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by Fedders Corporation, the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (xi) Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by Fedders Corporation, the Company or any Restricted Subsidiary; (xii) investments consisting of Hedging Obligations otherwise permitted under Section 4.04; (xiii) extensions, modifications or renewals of any Investments existing on the Issue Date; (xiv) Investments made in exchange for Capital Stock (other than Disqualified Stock) of the Company or Fedders Corporation or (xv) investments in Universal Comfort Products Private, Ltd not to exceed $2,000,000 for the purpose of financing the construction of the Pant Nagar Facility. The amount of any Restricted Investment shall be the amount of cash and the fair market value at the time of transfer of all other property (as determined by the Fedders Corporation Board of Directors or the Board of Directors, as the case may be, in good faith) initially invested or paid for such Restricted Investment, plus all additions thereto, without any adjustments for increases or decreases in value of or write-ups, write-downs or write-offs with respect to, such Restricted Investment.

                           (xiii) "Restricted Subsidiary" means: (i) any Subsidiary of Fedders Corporation other than Fedders Indoor Air Quality (Suzhou) Company Ltd., Quanzhou Melcor Hua Yu Thermoelectric Company, Ltd., Xian Fedders Dong Fang Air Conditioner Compressor Co., Ltd., Fedders Asia Ptd. Ltd., Fedders Europe, S.L., Fedders Suning Nanjing Co. Ltd., Trion Limited, FC Acquisition Corp., Fedders Koppel, Fedders International Air Conditioning PVT LTD., Fedders Management GmbH, Fedders GmbH & Co. KG, Polenz GmbH, Trion GmbH, Universal Comfort Products Pvt. Ltd., Fedders Xinle Co. Ltd., Fedders Ningbo International Trading Co. Ltd., Fedders Trading Co., Ltd., Fedders R&D Center, Fedders Xingrong, Fedders Shanghai Co., Ltd., Fedders Mauritius Co Inc., Fedders Investment Corporation, and any subsidiary of such companies whether now existing or hereinafter created and (ii) any other Subsidiary of Fedders Corporation or the Company formed, acquired or existing after the Issue Date that is designated as a "Restricted Subsidiary" by Fedders Corporation or the Company pursuant to a resolution approved by a majority of the Fedders Corporation Board of Directors or the Board of Directors, as the case may be; provided, however, that the term Restricted Subsidiary shall not include any Subsidiary of Fedders Corporation or the Company that has been redesignated by Fedders Corporation or the Company pursuant to a resolution approved by a majority of the Fedders Corporation Board of Directors or the Board of Directors, as the case may be, as a Non-Restricted Subsidiary in accordance with Section 4.16 unless such Subsidiary shall have been subsequently redesignated a Restricted Subsidiary in accordance with clause (ii) of this definition. The Company is deemed to be a Restricted Subsidiary for all purposes of the Indenture.

                           (xiv) "Senior Indebtedness" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Fedders Corporation or the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Securities. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, all monetary obligations (including guarantees thereof) of every nature of Fedders Corporation or the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities and the guarantee of any obligations owing by any Subsidiary under the Credit Agreement. "Senior Indebtedness" shall not include (i) any Indebtedness of Fedders Corporation or the Company to a Subsidiary of Fedders Corporation or the Company, respectively;
         (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of either Fedders Corporation, the Company or any Subsidiary of Fedders Corporation or the Company, respectively (including, without limitation, amounts owed for compensation); (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;
         (iv) Indebtedness represented by Disqualified Stock; (v) any liability for federal, state, local or other taxes owed or owing by Fedders Corporation or the Company; (vi) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth in Section 4.04; and (vii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of Fedders Corporation or the Company.

                           (xv) "Senior Lender" see Section 7.12.

                           (xvi) "Significant Subsidiary" means any Restricted Subsidiary of the Company or Fedders Corporation that would be a "significant subsidiary" as defined in clause (2) of the definition of such term in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

                           (xvii) "Subsidiary Guarantor" means each Subsidiary of Fedders Corporation or the Company that executes this Indenture as a guarantor on the Issue Date and each other Subsidiary of Fedders Corporation or the Company that thereafter guarantees the Securities pursuant to the terms of this Indenture.

         SECTION 2.2 Amendment to Section 4.03 of the Indenture. Section 4.03 of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "SECTION 4.03 Transactions with Affiliates.

                  (a) Fedders Corporation and the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to Fedders Corporation and the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person.

                  (b) Fedders Corporation and the Company shall not, and shall not permit any Restricted Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by Fedders Corporation, the Company and the Restricted Subsidiaries in excess of $3,500,000 (including cash and non-cash payments and benefits valued at their fair market value by the Fedders Corporation Board of Directors or the Board of Directors, as the case may be, in good faith) unless Fedders Corporation or the Company, as the case may be, delivers to the
         Trustee:

                           (i) a resolution of the Fedders Corporation Board of
                  Directors or the Board of Directors, as the case may be, stating that the Fedders Corporation Board of Directors or the Board of Directors, as the case may be, (including a majority of the disinterested directors, if any) has, in good faith, determined that such Affiliate Transaction complies with the provisions of the Indenture, and

                           (ii) (A) with respect to any Affiliate Transaction
                  involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions,
                  (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser, experienced in the review of similar types of transactions or (C) with respect to any Affiliate Transaction not otherwise described in (A) and (B) above, a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to Fedders Corporation, the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

                  (c) Notwithstanding paragraphs (a) and (b) of this Section 4.03, this Section 4.03 shall not apply to: (i) transactions between Fedders Corporation and the Company, Fedders Corporation or the Company and any wholly owned Restricted Subsidiary or between wholly owned Restricted Subsidiaries; (ii) transactions permitted by Section 4.06;
         (iii) compensation paid to officers, employees or consultants of Fedders Corporation, the Company or any Subsidiary as determined in good faith by the Board of Directors, or executives; (iv) transactions between Fedders Corporation, the Company or any Restricted Subsidiaries and any Subsidiary of Fedders Corporation in the ordinary course of business on terms substantially consistent with past practice; or (v) transactions between Fedders International, Inc. and any of its Subsidiaries, or any of its or their joint ventures, minority shareholders, less than wholly-owned subsidiaries, or joint venture partners pursuant to the terms of any agreement in place as of the date of this First Supplemental Indenture and Waiver (provided that such agreements were either (i) entered in the ordinary course on terms that are no less favorable to Fedders International, Inc. or any of its Subsidiaries than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person or (ii) entered into pursuant to a good faith determination by the board of directors of Fedders International, Inc. that such transaction was in the best interest of Fedders International, Inc.) or entered into pursuant to a good faith determination by the board of directors of Fedders International, Inc. that such transaction is in the best interest of Fedders International, Inc.."

         SECTION 2.3 Amendment to Section 4.04 of the Indenture. Section 4.04 of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "SECTION 4.04 Limitation on Incurrence of Indebtedness. (a) Fedders Corporation and the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, issue any Indebtedness (other than the Indebtedness represented by the Securities issued on the Issue Date in an aggregate principal amount not to exceed $155,000,000); provided, however, that Fedders Corporation, the Company and the Subsidiary Guarantors will be entitled to issue Indebtedness if Fedders Corporation's Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is issued would have been at least 2.5 to 1 determined on a Pro Forma Basis (including, for this purpose, any other Indebtedness incurred since the end of the applicable four-quarter period) as if such additional Indebtedness and any other Indebtedness issued since the end of such four-quarter period had been issued at the beginning of such four-quarter period.

                  (b) The foregoing limitations will not apply to the issuance of:

                           (i) Indebtedness of Fedders Corporation, the Company
                  and/or the Subsidiary Guarantors under one or more Credit Facilities as measured on such date of issuance in an aggregate principal amount outstanding on any such date of issuance not exceeding the greater of (x) the sum of (A) 85% of the book value of the accounts receivable of Fedders Corporation, the Company and the Subsidiary Guarantors on a consolidated basis and (B) 70% of the book value of the inventory of Fedders Corporation, the Company and the Subsidiary Guarantors on a consolidated basis or (y) $100,000,000;

                           (ii) Indebtedness of Fedders Corporation, the Company
                  and the Restricted Subsidiaries in connection with capital leases, purchase money obligations, capital expenditures or similar financing transactions relating to their properties, assets and rights up to $15,000,000 in aggregate principal amount;

                           (iii) additional Indebtedness of Fedders Corporation,
                  the Company and the Subsidiary Guarantors in an aggregate principal amount of up to $15,000,000; and

                           (iv) Other Permitted Indebtedness.

                  (c) Notwithstanding paragraphs (a) and (b) of this Section 4.04, no Restricted Subsidiary shall under any circumstances issue a guarantee of any Indebtedness of Fedders Corporation or the Company except for guarantees issued by Restricted Subsidiaries pursuant to
         Section 4.19; provided, however, that the foregoing will not limit or restrict guarantees issued by Restricted Subsidiaries in respect of Indebtedness of other Restricted Subsidiaries."

         SECTION 2.4 Amendment to Section 4.06 of the Indenture. Section 4.06 of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "SECTION 4.06. Limitation on Restricted Payments. Fedders Corporation and the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of Fedders Corporation's, the Company's or such Restricted Subsidiary's Capital Stock or other Equity Interests (other than dividends or distributions payable in Capital Stock or other Equity Interests (other than Disqualified Stock) of Fedders Corporation or the Company and dividends or distributions payable by a Restricted Subsidiary, the Company or Fedders Corporation to a Restricted Subsidiary, the Company or to Fedders Corporation); (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock or other Equity Interests of Fedders Corporation, the Company or any Restricted Subsidiaries; (iii) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Fedders Corporation or the Company that is subordinate or junior in right of payment to the Securities; or (iv) make any Restricted Investment (all such dividends, distributions, purchases, redemptions, acquisitions, retirements, prepayments and Restricted Investments being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:

                  (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

                  (b) immediately after such Restricted Payment and after giving pro forma effect thereto, Fedders Corporation shall not be able to issue $1.00 of additional Indebtedness pursuant to paragraph (a) of
         Section 4.04; or

                  (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the Issue Date, without duplication, exceeds the sum of (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains or losses from Asset Sales) of Fedders Corporation (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from January 1, 2006 and ended as of Fedders Corporation's most recently ended fiscal quarter at the time of such Restricted Payment; plus (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities (as determined by the Board of Directors in good faith) received by Fedders Corporation from the issue or sale of Capital Stock or other Equity Interests of Fedders Corporation subsequent to the Issue Date (other than (w) Capital Stock or other Equity Interests issued or sold to Fedders Corporation, the Company or a Restricted Subsidiary, (x) the issuance or sale of Disqualified Stock, (y) the Capital Stock of NYCOR North America, Inc. and its Subsidiaries contributed to the Company and (z) other than Excess Proceeds contributed to Fedders Corporation or the Company for purposes of making an Asset Sale Offer in accordance with Section 4.05); plus
         (3) the amount by which the principal amount of and any accrued interest on either (A) Indebtedness of Fedders Corporation or the Company or (B) any Indebtedness of any Restricted Subsidiary is reduced on Fedders Corporation's consolidated balance sheet upon the conversion or exchange other than by the Company or a Restricted Subsidiary subsequent to the Issue Date of any Indebtedness of Fedders Corporation, the Company or any Restricted Subsidiary (not held by Fedders Corporation, the Company or any Restricted Subsidiary) for Capital Stock or other Equity Interests (other than Disqualified Stock) of Fedders Corporation or the Company, as the case may be, (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Fedders Corporation Board of Directors in good faith), distributed by Fedders Corporation, the Company or any Restricted Subsidiary (to Persons other than Fedders Corporation, the Company or any other Restricted Subsidiary) upon such conversion or exchange); plus (4) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as a Non-Restricted Subsidiary at such time, as determined in accordance with Section 4.16(b).

                  Notwithstanding the foregoing, paragraphs (b) and (c) shall not prohibit as Restricted Payments:

                           (i) the payment of any dividend within 60 days after
                  the date of declaration thereof, if at said date of declaration, such payment would comply with all covenants of this Indenture (including, but not limited to, this Section 4.06); provided that payments made pursuant to this paragraph shall count as a Restricted Payment for purposes of the calculation in paragraph (c) of this Section 4.06;

                           (ii) intentionally omitted;

                           (iii) intentionally omitted;

                           (iv) the redemption, repurchase, retirement or other
                  acquisition of any Capital Stock or other Equity Interests of Fedders Corporation, the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Fedders Corporation or the Company) of other Capital Stock or other Equity Interests of Fedders Corporation or the Company (other than any Disqualified Stock) or the redemption, repurchase, retirement or other acquisition of any Capital Stock or other Equity Interests of any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to Fedders Corporation, the Company or a Subsidiary of Fedders Corporation or the Company) of other Capital Stock or other Equity Interests of such Restricted Subsidiary; provided that, in each case, any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from paragraph (c) of this
                  Section 4.06;

                           (v) Restricted Investments made or received in
                  connection with the sale, transfer or disposition of any business, properties or assets of Fedders Corporation, the Company or any Restricted Subsidiary; provided that, if such sale, transfer or disposition constitutes an Asset Sale and Fedders Corporation and the Company complies with the provisions of Section 4.05, such Restricted Investments shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this Section 4.06;

                           (vi) intentionally Omitted;

                           (vii) intentionally Omitted;

                           (viii) any cash advances or loans to Fedders
                  Corporation or any Non-FNA Subsidiaries made in connection with ordinary course of business cash management practices of Fedders Corporation and its Subsidiaries; provided that amounts paid pursuant to this clause (viii) shall not count as a Restricted Payment for purposes of the calculation in paragraph (c) of this Section 4.06;

                           (ix) intentionally omitted;

                           (x) one or more dividends or other distributions to
                  Fedders Corporation to the extent they consist of the Capital Stock of or other Equity Interests in each of Fedders Indoor Air Quality (Suzhou) Co., Ltd., Xi'an Fedders Dong Fang Air Conditioner Compressor Co., Ltd. and Quanzhou Melcor Hua Yu Thermoelectric Co., Ltd.; provided, however, that (A) prior to the payment of such dividends neither the Company nor any Subsidiary Guarantor shall have contributed or otherwise transferred to any such persons any material assets other than in the ordinary course of business consistent with past practice, (B) substantially concurrent with such dividend or other distribution, Fedders Corporation contributes such Capital Stock to Fedders International, Inc. or one of its Subsidiaries and (C) such dividends shall not count as Restricted Payments for purposes of the calculation in paragraph (c) of this Section 4.06; and

                           (xi) Restricted Payments in an amount which, when
                  taken together with all Restricted Payments pursuant to this clause (xi) does not exceed $9,000,000 from the date hereof; provided that payments made pursuant to this paragraph (xi) shall not be for the payment of any dividend in respect of Fedders Corporation's Series A Cumulative Preferred Stock and shall count as a Restricted Payment for purposes of the calculation in paragraph (c) of this Section 4.06.

         SECTION 2.5 Amendment to Section 4.07. Section 4.07 of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "SECTION 4.07. Corporate Existence. Subject to Article Five, the Company and Fedders Corporation shall do or shall cause to be done all things necessary to preserve and keep in full force and effect their respective corporate existence and the corporate, partnership or other existence of each Restricted Subsidiary in accordance with the respective organizational documents of each of them (as the same may be amended from time to time) and the rights (charter and statutory) and material franchises of the Company, Fedders Corporation and the Restricted Subsidiaries; provided, however, that the Company and Fedders Corporation shall not be required to preserve any such right or franchise, or the corporate existence of any Restricted Subsidiary, if the Board of Directors or the Fedders Corporation Board of Directors, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company, Fedders Corporation and the Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, adverse in any material respect to the Holders."

         SECTION 2.6 Amendment to Section 4.10(a). Section 4.10(a) of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "(a) The Company and Fedders Corporation shall cause all material properties owned by or leased to either of them or any Restricted Subsidiary and used or useful in the conduct of their business or the business of any Restricted Subsidiary to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company or Fedders Corporation may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.10 shall prevent the Company, Fedders Corporation or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Board of Directors or the Fedders Corporation Board of Directors, as the case may be, or the Restricted Subsidiary concerned, or of an officer (or other agent employed by the Company, Fedders Corporation or any Restricted Subsidiary) of the Company, Fedders Corporation or such Restricted Subsidiary having managerial responsibility for any such property, desirable in the conduct of the business of the Company, Fedders Corporation or any Restricted Subsidiary, and if such discontinuance or disposal is not adverse in any material respect to the Holders."

         SECTION 2.7 Amendment to Section 4.12. Section 4.12 of the Indenture is hereby amended by inserting the following paragraph at the end of the last paragraph of the Section:

                  "Fedders Corporation shall host Quarterly Conference Calls no later than 10-days following the earlier of Fedders Corporation's (i) release of its quarterly or year-end results, as the case may be, or
         (ii) filing of its notification of late filing on Form 12b-25 for its quarterly or annual reports, as the case may be, commencing on the quarterly period ending September 30, 2005."

         SECTION 2.8 Amendment to Section 4.15 of the Indenture. Section 4.15 of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "SECTION 4.15. Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. Fedders Corporation and the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Subsidiary Guarantor to (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by Fedders Corporation, the Company or any Restricted Subsidiary, or pay any Indebtedness owed to, Fedders Corporation, the Company or any Restricted Subsidiary, (b) make loans or advances to Fedders Corporation or the Company, or (c) transfer any of its properties or assets to Fedders Corporation or the Company, except for such encumbrances or restrictions existing under or by reason of:

                           (i) any agreement, obligation or instrument in effect
                  on the Issue Date, and any amendment, restatement or extension of such agreement, obligation or instrument to the extent such encumbrances or restrictions are not materially more restrictive to the Securityholders than those in effect on the Issue Date;

                           (ii) Indebtedness permitted (A) under paragraph (a)
                  of Section 4.04, (B) under clauses (i) or (iii) of paragraph
                  (b) of Section 4.04 or clauses (i), (v), (vi) or (viii) of the definition of Other Permitted Indebtedness, or (C) by agreements and transactions permitted under Section 4.06;

                           (iii) customary provisions restricting subletting or
                  assignment of any lease or license of Fedders Corporation, the Company or any Restricted Subsidiary;

                           (iv) any instrument governing Indebtedness or any
                  other encumbrance or restriction of a Person acquired by Fedders Corporation, the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

                           (v) the Credit Agreement;

                           (vi) any Refinancing Indebtedness permitted under
                  Section 4.04 or clauses (i), (v) or (viii) of the definition of Other Permitted Indebtedness; provided that the encumbrances and restrictions created in connection with such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the Holders of Securities than the encumbrances and restrictions in the refinanced Indebtedness;

                           (vii) the Existing Notes; or

                           (viii) the terms of purchase money obligations, but
                  only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired.

                  Nothing contained in this Section 4.15 shall prevent Fedders Corporation or the Company from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of Fedders Corporation, the Company or any of the Restricted Subsidiaries that are subject to Permitted Liens."

         SECTION 2.9 Amendment to Section 4.16 of the Indenture. Section 4.16 of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "SECTION 4.16 Designation of Restricted and Non-Restricted Subsidiaries. (a) As of the date of this Indenture, Trion, Inc., Envirco Corporation, Melcor Corporation, Eubank Manufacturing Enterprises, Inc., Emerson Quiet Kool Corporation, Fedders Inc., Columbia Specialties, Inc., Rotorex Company, Inc. Fedders Outlet, Inc., Fedders Eubank Company, Inc., Fedders Addison Company, Inc., Fedders Islandaire, Inc., Island Metal Fabricating, Inc., the Company and Fedders International, Inc. shall be Restricted Subsidiaries. Subject to the exceptions described below, from and after the Issue Date, Fedders Corporation or the Company may designate any existing or newly formed or acquired Subsidiary as a Non-Restricted Subsidiary; provided that either (i) the Subsidiary to be so designated has total assets of $1,000,000 or less or (ii) immediately before and after giving effect to such designation: (I) Fedders Corporation could incur $1.00 of additional Indebtedness pursuant to paragraph (a) of Section 4.04 determined on a Pro Forma Basis; (II) no Default or Event of Default shall have occurred and be continuing; (III) all Investments made by Fedders Corporation, the Company or a Restricted Subsidiary of Fedders Corporation or the Company in such Restricted Subsidiary which is being designated a Non-Restricted Subsidiary prior to or on the date such Restricted Subsidiary is being designated a Non-Restricted Subsidiary shall have been permitted pursuant to Section 4.06 as if all of such Restricted Payments had been made on the day such Restricted Subsidiary is designated a Non-Restricted Subsidiary (to the extent not previously included as a Restricted Payment) in the amount of the greater of (A) the fair market value (as determined by the Fedders Corporation Board of Directors or the Board of Directors, as the case may be, in good faith) of the Equity Interests of such Subsidiary held by Fedders Corporation, the Company and the Restricted Subsidiaries on such date or (B) the amount of the Investments determined in accordance with GAAP made by Fedders Corporation, the Company and any of the Restricted Subsidiaries in such Restricted Subsidiary; and (IV) all transactions between the Subsidiary to be so designated and its Affiliates remaining in effect are permitted pursuant to Section 4.03.

                  (b) Fedders Corporation and the Company may redesignate any Non-Restricted Subsidiary as a Restricted Subsidiary. Fedders Corporation and the Company may not, and may not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of a Non-Restricted Subsidiary or otherwise, but not including through the creation of a new Restricted Subsidiary) unless, immediately before and after giving effect to such action, transaction or series of transactions, (i) Fedders Corporation could incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of Section 4.04 on a Pro Forma Basis and (ii) no Default or Event of Default shall have occurred and be continuing.

                  (c) The designation of a Subsidiary as a Restricted Subsidiary or the removal of such designation shall be made by a resolution adopted by a majority of the Fedders Corporation Board of Directors or the Board of Directors, as the case may be, stating that the Fedders Corporation Board of Directors or the Board of Directors has made such designation in accordance with this Indenture, and Fedders Corporation or the Company, as the case may be, shall deliver to the Trustee such resolution together with an Officers' Certificate certifying that the designation complies with this Indenture. Such designation will be effective as of the date specified in the applicable resolution which may not be before the date the applicable Officers' Certificate is delivered to the Trustee."

         SECTION 2.10 Amendment to Section 4.17 of the Indenture. Section 4.17 of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "SECTION 4.17. Limitation on Liens. Fedders Corporation and the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on its properties or assets, Fedders Corporation, the Company and any of the Subsidiary Guarantors may create any Lien upon any of their properties or assets (including, but not limited to, any Capital Stock of their Subsidiaries) if the Securities are equally and ratably secured."

         SECTION 2.11 Amendment to Section 4.18 of the Indenture. Section 4.18 of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "SECTION 4.18. Limitation on Sale and Leaseback Transactions. Fedders Corporation and the Company shall not, and shall not cause or permit any of the Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Fedders Corporation, the Company and the Subsidiary Guarantors may enter into a sale and leaseback transaction if (i) Fedders Corporation, the Company or such Subsidiary Guarantor could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to Fedders Corporation's Cash Flow Coverage Ratio test set forth in paragraph (a) of Section 4.04; (ii) the net cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Fedders Corporation Board of Directors or the Board of Directors, as the case may be, and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction; and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction are applied in compliance with, Section 4.05."


         SECTION 2.12 Amendments to Section 6.01. Section 6.01 of the Indenture is hereby amended by inserting the following sentence following subsection (ix) of the Section.

                  "(x) the failure of Fedders Corporation to hold a Quarterly Conference Call within 10-days after the earlier of Fedders Corporation's (i) release of its quarterly or year-end results, as the case may be or (ii) filing of its notification of late filing on Form 12b-25 for its quarterly or annual reports, as the case may be."

         SECTION 2.13 Amendment to Section 7.12. Section 7.12 of the Indenture is hereby amended by inserting the following paragraphs at the end of the last paragraph of Section 7:

                  "Section 7.12 Subordination of Lien on Stock of Fedders International, Inc. The Trustee hereby acknowledges and agrees, on behalf of itself and all of the Holders, that (a) Fedders Corporation has granted to the lender under the Credit Agreement (the "Senior Lender") a Lien upon all of the issued and outstanding capital stock of Fedders International, Inc. (the "FII Stock") pursuant to the Credit Agreement to secure the obligations under the Credit Agreement, (b) notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of the Senior Lender or the Trustee in the FII Stock, the Liens upon the FII Stock of the Senior Lender have and shall have priority over the Liens therein of the Trustee, for the benefit of the Holders, to the full extent of the obligations under the Credit Agreement at any time owing to the Senior Lender, regardless of whether such Liens upon the FII Stock of the Senior Lender are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding, (c) notwithstanding any rights or remedies available to the Trustee under any of the Indenture and any other documents ancillary thereto, applicable law or otherwise, until such time as all obligations (other than contingent indemnification obligations) under the Credit Agreement have been indefeasibly paid in full to the Senior Lender, the Trustee shall not (i) directly or indirectly, seek to foreclose, take possession of, sell or otherwise realize upon (judicially or non-judicially) its Lien on any of the FII Stock, assert any claims or interests therein or exercise any remedies with respect thereto or commence any legal proceedings against or with respect to any of the FII Stock to facilitate the actions proscribed above, or (ii) have any responsibilities to assert such remedies on behalf of the Holders or otherwise and (d) until such time as all obligations (other than contingent indemnification obligations) under the Credit Agreement have been indefeasibly paid in full, in the event of the sale or other disposition of all, or substantially all, of the FII Stock either by
         (i) the Senior Lender or its agents, or (ii) Fedders Corporation, with the consent of the Senior Lender, the Trustee shall, promptly upon the request of the Senior Lender (which request shall specify the proposed terms of the sale or other disposition of the FII Stock and the type and amount of consideration to be received in connection therewith), release or otherwise terminate its Liens on the FII Stock, provided that, such release by the Trustee shall not extend to or otherwise affect any Lien of the Trustee to the proceeds from any such sale or other disposition of the FII Stock, subject to the prior and senior Lien therein of Senior Lender, to the extent that such proceeds are not applied by Senior Lender to the payment of the obligations under the Credit Agreement.

                                  ARTICLE III

                          WAIVERS AND OTHER AGREEMENTS
                          ----------------------------

         The waivers and other agreements described in this Section 3.1 shall be applicable to the Indenture as supplemented by this First Supplemental Indenture and Waiver.

         SECTION 3.1 Default Waiver. During the period beginning on the date this First Supplemental Indenture and Waiver is executed and ending at 5:30 p.m., New York City time, on the earliest to occur of (i) the Business Day following the occurrence of any Default or Event of Default other than a Specified Default (as defined below) or (ii) December 31, 2005 (the "Waiver Period"), all Defaults and Events of Defaults arising under Section 4.12 of this Indenture (i) for the failure by Fedders Corporation to timely file its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the three months ended March 31, 2005 and June 30, 2005, respectively, and (ii) if Fedders Corporation is unable to timely file its Quarterly Report on Form 10-Q for the three months ended September 30, 2005, for the failure to make such filing (each an "SEC Report" and collectively, the "SEC Reports") (each a "Specified Default" and collectively, the "Specified Defaults") are hereby temporarily waived; provided, however, that during the Waiver Period upon the filing by Fedders Corporation of each SEC Report with the Commission in a form that causes Fedders Corporation to be current in all material respects in its filing obligations with respect to such SEC Report under the Exchange Act, such Specified Default shall be permanently waived and for purposes of the Indenture shall be deemed to have been cured and not to have occurred.

         SECTION 3.2 Restricted Payments. During the Waiver Period, Fedders Corporation and the Company shall not and shall not cause or permit any Restricted Subsidiaries to make any Restricted Payments and all payments permitted pursuant to subclauses (i) - (vii), (ix) and (xi) of Section 4.06 of the Indenture shall be prohibited.

         SECTION 3.3 Asset Sales. Notwithstanding the terms of Section 4.05 of the Indenture, the Net Proceeds of all Asset Sales consummated by Fedders Corporation, the Company or any Restricted Subsidiaries during the Waiver Period shall be used to pay amounts outstanding under the Credit Agreement; provided, that if such Asset Sales generate Net Proceeds in excess of amounts outstanding under the Credit Agreement, such Net Proceeds shall be applied pursuant to the terms of Section 4.05 of the Indenture.

         SECTION 3.4 8-K Conference Call. Fedders Corporation shall hold a conference call on September 21, 2005 with the Holders.

         SECTION 3.5 Transactions with Affiliates. During the Waiver Period, Fedders Corporation and the Company shall not and shall not permit any Restricted Subsidiary to engage in any Affiliate Transaction. Notwithstanding the foregoing, this Section 3.5 shall not apply to matters specified or permitted by subclauses (i) through (v) of Section 4.03(c) of the Indenture.

         SECTION 3.6 Indebtedness. During the Waiver Period, Fedders Corporation and the Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, issue any Indebtedness other than issuances pursuant to Sections 4.04(b)(i) and (iv) of the Indenture.

         SECTION 3.7 Acquisitions. During the Waiver Period, Fedders Corporation and the Company shall not, and shall not cause or permit any Restricted Subsidiary to consummate any Acquisitions. For purposes of this Section 3.7, the term "Acquisition" shall mean the acquisition (including by merger, consolidation or otherwise) of any Person (as such term is defined in the Indenture) (or substantially all of the assets of any Person constituting a business) in consideration of cash or cash equivalents, exchange of property or securities, or for any other value or by any other method.

         SECTION 3.8 Stock Pledge. Fedders Corporation shall enter into a pledge agreement pursuant to which it grants a second lien in the FII Stock to secure its Guaranteed Obligations; provided, that after such time as all obligations (other than contingent indemnification obligations) under the Credit Agreement have been indefeasibly paid in full to the Senior Lender (other than in connection with the refinancing of the Credit Agreement), the Company and the Trustee shall enter into an amended and restated Pledge Agreement which is reasonably acceptable to both parties granting a first priority lien in the FII Stock in favor of the Trustee to secure Fedders Corporation's Guaranteed Obligations.

         SECTION 3.9 Default Interest. During the Waiver Period an additional 100 basis points of interest will accrue on the principal amount of the Notes, which amount shall be payable with the interest payment due on March 1, 2006.

         SECTION 3.10 FII Stock. The Senior Lender and the Trustee acknowledge that, to the extent that the FII Stock is held in the possession of the Senior Lender, or a third party on its behalf, the Senior Lender is also holding such items in its possession as agent and bailee of the Trustee for the benefit of, and for purposes of perfecting the second priority security interest of the Trustee in such FII Stock. The Senior Lender further acknowledges that in accordance with Section 8-301(a)(2) of the UCC, the Senior Lender agrees to hold FII stock in its possession for the Trustee solely for the purpose of perfecting the Trustee's security interest and lien in the FII Stock granted by Fedders Corporation, subject to Section 7.12.

         SECTION 3.11 Legal Opinion. Promptly following the date of execution of this First Supplemental Indenture and Waiver (but in no case later than September 16, 2005), the Company shall deliver to the Trustee an Opinion of Counsel pursuant to Section 314(b)(1) of the Trust Indenture Act of 1939 in a form reasonably agreed to by the Company and the Trustee.

                                   ARTICLE IV

                                  MISCELLANEOUS
                                  -------------

         SECTION 4.1 Effect of Supplemental Indenture. From and after the Amendment Operative Date (as defined in Section 4.13 hereof), the Indenture and the Securities shall be supplemented in accordance herewith, and this First Supplemental Indenture and Waiver shall form a part of the Indenture and the Securities for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

         SECTION 4.2 Indenture Remains in Full Force and Effect. Except as supplemented by this First Supplemental Indenture and Waiver, all provisions in the Indenture and the Securities shall remain in full force and effect.

         SECTION 4.3 References to Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Supplemental Indenture and Waiver may refer to the Indenture without making specific reference to this First Supplemental Indenture and Waiver, but nevertheless all such references shall include this First Supplemental Indenture and Waiver unless the context requires otherwise.

         SECTION 4.4 Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture and Waiver limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture and Waiver, the provision of the TIA shall control. If any provision of this First Supplemental Indenture and Waiver modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture and Waiver, as the case may be.

         SECTION 4.5 Severability. If any court of competent jurisdiction shall determine that any provision in this First Supplemental Indenture and Waiver shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 4.6 Headings. The Article and Section headings of this First Supplemental Indenture and Waiver have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and Waiver and shall in no way modify or restrict any of the terms or provisions hereof.

         SECTION 4.7 Benefits of First Supplemental Indenture and Waiver. Nothing in this First Supplemental Indenture and Waiver or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture and Waiver or the Securities.

         SECTION 4.8 Successors. All agreements of Fedders Corporation, the Company and the Guarantors in this First Supplemental Indenture and Waiver shall bind their respective successors. All agreements of the Trustee in this First Supplemental Indenture and Waiver shall bind its successors.

         SECTION 4.9 Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

SECTION 4.10 Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture and Waiver, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

         SECTION 4.11 Governing Law. This First Supplemental Indenture and Waiver shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

         SECTION 4.12 Counterpart Originals. The parties may sign any number of copies of this First Supplemental Indenture and Waiver. Each signed copy shall be an original, but all of them together represent the same agreement.

         SECTION 4.13 Effectiveness. This First Supplemental Indenture and Waiver shall become effective upon execution by Fedders Corporation, the Company, Fedders International, Inc., the Guarantors and the Trustee (the "Amendment Operative Date").

         SECTION 4.14 Confirmation. Each of Fedders Corporation, the Company, the Guarantors and the Trustee hereby confirms and reaffirms the Original Indenture in every particular except as amended and supplemented by this First Supplemental Indenture and Waiver.

         IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture and Waiver to be duly executed as of the date first above written.



                                        FEDDERS CORPORATION

                                        By:
                                            -------------------------------
                                            Name:
                                            Title:


                                        FEDDERS NORTH AMERICA, INC.,


                                        By:
                                            -------------------------------
                                            Name:
                                            Title:


                                        EMERSON QUIET KOOL CORPORATION
                                        COLUMBIA SPECIALTIES, INC.
                                        ROTOREX COMPANY, INC.
                                        FEDDERS OUTLET, INC.
                                        FEDDERS INC.
                                        TRION, INC.
                                        MELCOR CORPORATION
                                        ENVIRCO CORPORATION
                                        FEDDERS INTERNATIONAL, INC.
                                        FEDDERS EUBANK COMPANY, INC.
                                        FEDDERS ADDISON COMPANY, INC.
                                        FEDDERS ISLANDAIRE, INC.
                                        ISLAND METAL FABRICATING, INC.


                                        By:
                                            -------------------------------
                                            Name:
                                            Title:


                                        U.S. BANK NATIONAL ASSOCIATION, as
                                        Trustee

                                        By:
                                            -------------------------------
                                            Name:
                                            Title:

                                        For the purposes of Sections 2.13 and
                                        3.10 hereof, agreed to and accepted by:

                                        WACHOVIA BANK NATIONAL ASSOCIATION, as
                                        Senior Lender

                                        By:
                                            -------------------------------
                                            Name:
                                            Title: